                                                                    EXHIBIT 10.1

                                  October 18, 1999


Mr. C. E. "Gene" Miller
Eagle Investments
P.O. Box 348
Traverse City, MI   49685-0348

         RE:      Mississippi Salt Basin Exploration Program
                  Commitment of Expenditures

Dear Gene,

         As referenced in Letter Agreement dated June 30, 1999, Miller Exploration (MEXP) sold to Eagle Investments (Eagle) 53% of 8/8ths interest in the Miller-Heffelfinger #1 well for a cash consideration of $1,000,000 (one million dollars). In view of MEXP being unable to formally provide a Release of Lien to Eagle and MEXP is not presently able to return said funds, MEXP and Eagle agree to exchange the encumbered interest in the aforementioned well for $1,100,000 (one million one hundred thousand dollars) under the following terms and conditions:

      1. MEXP will expend $1,100,000 (one million one hundred thousand dollars) for Eagle's share of all drilling and completions operations conducted on the initial well on the domes listed on Exhibit A, in addition to the subsequent well(s) of the Miller-Campbell #1 well currently drilling on Centerville Dome and the Allar #7 well to be drilled on Midway Dome.

      2. In the event Eagle is a working interest participant in the drilling of the Allar #7, Section 20, T4N-R15W, 1660' FEL, 1540' FSL, Lamar County, Mississippi, Eagle will participate on an actual cost basis.

      3. Subject to Eagle's election under the applicable Joint Operating Agreement, Eagle will pay its after casing point proportionate share of all lease renewals, extensions, rentals and new leasehold acquisition costs; provided, however, if any part of the $1,100,000 is still owed to Eagle, or if MEXP still owes Eagle any other money as a result of the sums paid by Eagle pursuant to the Prior Agreements, MEXP shall pay Eagle's share of the above costs or expenses contemplated by this paragraph and shall credit the same against the money MEXP may still owe Eagle.

Eagle Investments
Page 2 of 3
October 18, 1999


      4. Eagle will have the option to elect to pay its proportionate share of its respective completion cost and to pay its proportionate share of the proposed subsequent well(s) on the domes referenced on Exhibit A, pursuant to the existing Joint Operating Agreements. In the event that MEXP has not yet expended a total of $1,100,000 (one million one hundred thousand dollars) for the benefit of Eagle, the balance of the remaining funds will be applied to said operations.

      5. If any part of the above $1,100,000 applicable to the Miller-Heffelfinger #1 well interest has not been paid by MEXP for Eagle's benefit on or before June 30, 2000, then the balance of said $1,100,000 will be paid to Eagle in cash at the earlier of said date or there are no additional operations contemplated for the use of said funds.

      6. Eagle will be responsible for its proportionate share of any remaining costs associated with the specific operations and all subsequent operations on the domes upon the fulfillment of the obligation of MEXP or the return of the balance of said funds as referenced in Paragraph 5.

      7. MEXP will provide a monthly reconciliation to Eagle on a timely basis.

      8. MEXP will provide a recordable Assignment and Release of Lien for Eagle's interest in the N.E. Collins Prospect.

      9. MEXP will reimburse Eagle for its proportionate share of the actual leasehold costs associated with the leasing on SW Kola, as per letter dated August 16, 1999, and provide Eagle with a recordable Assignment and Release of Lien on said leases.

     10. In the event MEXP does not participate in the drilling of the initial well at SW Kola, Kola, Richmond, or Eminence, MEXP will assign its rights, title, and interest in the undrilled prospect(s) to Eagle. However, said assignment(s) will not relieve MEXP of the financial obligation as referenced in Paragraph 1.

     11. MEXP will escrow the financial obligations due Eagle pursuant to Paragraph 1 on the before casing point interest of the respective wells listed on Exhibit A, as required under the specific Joint Operating Agreements.

     12. This Agreement is subject to a formal resolution of the majority of outside MEXP Board of Directors and written approval from the Bank of Montreal.

     13. This Agreement and the rights and obligations of the parties shall be governed by and interpreted in accordance with the laws of the State of Michigan, without giving effect to principles of conflicts of laws.

Eagle Investments
Page 3 of 3
October 18, 1999



      14. This Agreement shall be binding upon and shall inure to the benefit of MEXP and Eagle and their respective successors and assigns.


      15. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. Facsimile signatures may be relied upon as originals.


         Should the foregoing meet with your approval, please so indicate where provided below and return one copy to the undersigned.

                                         Sincerely,

                                         MILLER EXPLORATION COMPANY


                                         /s/ C.W. Measley, Jr.

                                         Vice President - Land and Acquisitions
/sc/vs

cc:      Doug Bell



Agreed to and Accepted this 20th day of October, 1999.


EAGLE INVESTMENTS

By:   /s/ C.E. Miller
Its:  President

                                    EXHIBIT A
                       TO THE EAGLE/MEXP OCTOBER 18, 1999
                                LETTER AGREEMENT

                    MEXP           MEXP              EAGLE          EAGLE            MEXP BCP             EAGLE
DOME            EXPECTED BCP    EXPECTED ACP      EXPECTED BCP    EXPECTED ACP    (EAGLE CARRY)         $$$ CARRY
-------------------------------------------------------------------------------------------------------------------
Richmond           6.060%        25.260%            10.640%        14.240%           16.700%         $  265,718.40
SW Kola           20.830%        38.830%            15.170%        21.170%           36.000%         $  232,870.00
Eminence           8.270%        23.270%             4.230%         4.230%           12.500%         $   84,600.00
Kola               4.540%        17.740%            12.760%        12.760%           17.300%         $  236,060.00
Centerville        0.655%        17.180%            14.650%         14.65%           15.305%         $  250,881.25
Allar#7          79.5818%       79.5818%           7.91825%          7.92%           87.500%         $1,260,167.65